Exhibit 99.2

For Release:	Contacts:
Wednesday, April 12, 2006	(Media) Paul Jacobson (303) 268-6426
(Investor Relations) Mark Spiecker (303) 268-6545

Adelphia Files Revised Plan of Reorganization

Plan Proposes Either Settlement Or “Holdback” Option To Address Intercreditor
Dispute And Enable Time Warner/Comcast Transaction To Close By July 31

NEW YORK, April 12, 2006 – In an effort to advance its bankruptcy case and maximize the return to its creditors, Adelphia Communications Corporation (OTC: ADELQ) has filed a modified Fourth Amended Joint Plan of Reorganization and Disclosure Statement Supplement that offer a proposed solution to the dispute between certain creditor groups that has delayed the Company’s emergence from Chapter 11.

“At the direction of the Court, we have remained neutral with respect to intercreditor disputes while staying focused on maximizing recovery for all bankruptcy constituents,” said William Schleyer, chairman and CEO of Adelphia. “However, given that certain creditor groups have been unable to resolve their differences despite months of negotiations and litigation, we received permission from the Court on April 6 to propose a compromise that would, if accepted, eliminate or reduce the risks of continued litigation and thus help preserve the significant benefits to all creditors of the sale transaction to Time Warner and Comcast. To maximize value of the Adelphia estate, it is essential that we complete the sale of the Company’s assets by July 31st.”

Schleyer added, “We continue to expect the transaction to close on schedule and look forward to the cooperation of all interested parties.”

Under the revised Plan of Reorganization, creditors can vote to accept Adelphia’s proposed settlement solution or opt for a “holdback” plan that essentially postpones the

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dispute for future resolution while allowing the rest of the bankruptcy case and the sale to Time Warner and Comcast to conclude in a timely manner.

The settlement proposed in the revised Plan of Reorganization does not reflect any determinations by Adelphia or the Court regarding the likely outcome of the issues being litigated by the creditors, but instead proposes a compromise among the creditors’ asserted positions intended to reduce or eliminate the risks of continued litigation.

The holdback alternative in the revised plan is subject to the risks that the cash and Time Warner Cable stock immediately available under the revised plan will not be sufficient to fully fund the required holdbacks, and that any other property proposed to fund the holdbacks, such as rights to receive future releases (if any) of reserves established by the plan or future proceeds (if any) of litigation on behalf of the Company, will not be approved by the Court. If the compromise is not accepted, Adelphia intends to vigorously pursue confirmation of the holdback plan. However, there is a risk that the holdback plan might not be confirmed.

Adelphia’s revised plan reflects a 14 percent (or $710 million) decline in its advisors’ estimate of the current valuation of stock to be received in the transaction, a decline that is less than the overall decline of cable stocks in that period. The $12.7 billion cash component of the transaction is unaffected; therefore, the advisors’ estimate of the overall value of the deal is only four percent lower than the prior estimate.

On April 10, 2006, the Company reached an agreement, subject to Court approval, with an ad hoc committee representing certain holders of trade claims against Adelphia operating subsidiaries on the terms under which such claims holders would support Adelphia’s plan of reorganization.

Copies of the modified Fourth Amended Joint Plan of Reorganization, the related disclosure statement supplement and the trade claims agreement are available in the investor relations and press room sections of the Adelphia corporate web site www.adelphia.com.

Adelphia Communications Corporation is the fifth-largest cable television company in the country. It serves customers in 31 states and offers analog and digital video services, high-speed Internet access and other advanced services over Adelphia’s broadband networks.

Cautionary Statement Regarding Forward-Looking Statements

This report includes forward-looking statements. All statements regarding the Company’s and its subsidiaries’ and affiliates’ expected future financial position, results of operations, cash flows, sale of the Company, settlements with the Securities and Exchange Commission (the “SEC”) and the United States Attorneys’ Office for the Southern District of New York (the “U.S. Attorney”), restructuring and financing plans, expected emergence from bankruptcy, business strategy, budgets, projected costs, capital expenditures, network upgrades, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements.  Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include whether the proposed sale of the Company’s assets to Time Warner NY Cable LLC and Comcast Corporation is approved and consummated, whether the Company’s modified Fourth Amended Joint Plan of Reorganization is confirmed and consummated in time to close the sale of such assets to Time Warner NY Cable LLC and Comcast Corporation, whether the transactions contemplated by the proposed settlements with the SEC and the U.S. Attorney and any other agreements needed to effect those transactions are consummated, the Company’s pending bankruptcy proceeding, results of litigation against the Company, results and impacts of the proposed sale of the Company’s assets, the effects of government regulation including the actions of local cable franchising authorities, the availability of financing, actions of the Company’s competitors, pricing and availability of programming, equipment, supplies and other inputs, the Company’s ability to upgrade its broadband network, technological developments, changes in general economic conditions, and those discussed under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in the Disclosure Statement Supplement, which is posted on the Company’s website, www.adelphia.com.  Information contained on our Internet website is not incorporated by reference into this press release. Many of these factors are outside of the Company’s control.

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